Exhibit 99.1

THT Heat Transfer Technology, Inc. Announces
Second Quarter 2014 Results

SIPING, China, Aug. 14, 2014 /PRNewswire/ -- THT Heat Transfer Technology, Inc. (NASDAQ:THTI, "the Company", or "THT"), a leading provider of heat exchangers and heat exchange solutions in China's clean technology industry, today announced its unaudited financial results for the second quarter ended June 30, 2014.

Second Quarter 2014 Financial Highlights

  Sales revenue increased by 16.5% year-over-year to US$12.7 million.
  Gross profit increased by 18.7% year-over-year to US$4.8 million.
  Gross margin was 37.5%, compared with 36.8% for the second quarter of 2013.
  Operating income decreased by 23.4% year-over-year to US$0.7 million.
  Net income attributable to common stockholders was US$1.0 million, compared with US$0.4 million for the second quarter of 2013.
  Basic and fully diluted net income per share was US$0.05, compared with US$0.02 for the second quarter of 2013.

Comment from Zhao Guohong, Chairman and CEO

Chairman and Chief Executive Officer Guohong Zhao commented, "We are pleased to report a steady revenue growth in the second quarter of 2014. The sales revenue from our lead products, heat exchanger units and plate heat exchangers, increased over 7%, due to ongoing demand from the heating industry. Meanwhile, our gross profit and gross margin continued to maintain a slight increase."

"In line with ongoing economic recovery in China, we expect a steady demand for heat exchange products and related services in the third quarter of 2014. Accordingly, we believe that our strategy to provide total solutions to customers and develop high technology and high value added products will continuously improve our product portfolios and support the long-term growth prospects for the Company."

Second Quarter 2014 Financial Results

Revenue

Sales revenue for the second quarter of 2014 was US$12.7 million, a 16.5% increase from US$10.9 million during the same period of 2013. The increase was primarily attributable to higher sales revenue from heat exchange units and plate heat exchangers. Sales volume of heat exchange products totaled 617 units in the second quarter of 2014, an increase of 18 units from 599 units in the same period of 2013. The increase was due to increased demand for our products in consequence of more projects and economic recovery of China in the second quarter of 2014 compared with previous years.

For the second quarter of 2014, sales revenue from heat exchange units was US$2.9 million, an increase of 5.7% compared with US$2.8 million in the same period of 2013. Sales revenue from plate heat exchangers was US$4.3 million, an increase of 8.3% compared to the same period of 2013. During the second quarter of 2014, sales revenue from shell-and-tube heat exchangers totaled US$1.1 million, a decrease of 17.4% as compared to the same period of 2013.

Cost of Sales

Cost of sales for the second quarter of 2014 increased 15.2% to US$8.0 million from US$6.9 million in the second quarter 2013. The increase was mainly in line with the increase in the Company's sales revenue.

Gross Profit and Gross Margin

Gross profit increased 18.7% to US$4.8 million during the second quarter of 2014, from US$4.0 million in the same period of 2013, mainly due to the increased sales revenue from heat change units and plate heat exchangers. Gross margin was 37.5% for the second quarter of 2014, as compared with 36.8% during the same period of 2013. The increase in gross margin was mainly attributable to a decrease in the Company's labor costs and raw material costs.

Operating Expenses

Administrative expenses increased 0.5% to US$1.48 million in the second quarter 2014, from US$1.47 million for the same period of 2013. The increase was primarily owing to the increase of administrative expense in all categories in the second quarter of 2014.

Research and development expenses increased 215.2% year-over-year to US$1.3 million, from US$0.4 million in the second quarter 2013. The increase was primarily due to an increase in research and development of new products.

Selling expenses decreased 22.3% to US$1.1 million for the second quarter of 2014, from US$1.5 million during the same period of 2013. The decrease was mainly attributable to a decrease in transportation costs.

Income before Income Tax

Income before income tax was US$0.9 million in the second quarter of 2014, an increase of 54.7% compared with US$0.6 million in the same period of 2013. The increase was mainly due to an increase in our gross profit.

Income Tax

Income tax was US$0.01 million in the second quarter of 2014, compared with US$0.22 million in the same period of 2013. The decrease was mainly attributable to the decreased prepayment of income tax.

Net Income

Net income attributable to common shareholders was US$0.9 million in the second quarter of 2014, a 162.2% increase compared with US$0.3 million in the same period of 2013. The increase was due to the cumulative effect of the foregoing factors.

Basic and fully diluted net income per share was US$0.05 in the second quarter of 2014, compared with US$0.02 in the same period of 2013.

Liquidity

As of June 30, 2014, the Company had cash and cash equivalents of US$2.4 million and restricted cash of US$0.9 million. During the first six months of 2014, there was a net cash outflow of US$6.7 million, compared with US$8.7 million in the same period of 2013.

Net cash provided by operating activities was US$1.6 million for the first six months of 2014, compared with net cash used in operating activities of US$4.5 million for the same period of 2013. The decrease in net cash used in operating activities was mainly attributable to (1) less payments made to acquire inventories; (2) less increase of other receivables, prepayments and deposits; and (3) less payments made for other payable and accrued expenses.

Net cash provided by investing activities was US$0.6 million for the first six months of 2014, compared with net cash provided by investing activities of US$0.06 million for the same period of 2013.

Net cash used in financing activities was US$8.9 million for the first six months of 2014, compared with net cash used in financing activities of US$4.3 for the same period of 2013. The increase in net cash used in financing activities resulted from more bank loan payments for the first six months of 2014.

Outlook for Third Quarter of 2014

THT expects to generate sales revenue in the range of US$22 million to US$28 million in the third quarter of 2014, compared with US$13.8 million in the same period of 2013. This represents the Company's preliminary view, and is subject to change.

About THT Heat Transfer Technology, Inc.

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT's products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT's in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the risk factor sections of the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:
Mr. Jack Xiao
Investor Relations Manager
THT Heat Transfer Technology, Inc.
4Tel:+86 (434) 326 6779
Email: IR@tht.cn

Robie Li
Investor Relations Department
THT Heat Transfer Technology, Inc.
Tel: +65 9235 1765
Email: lirubing@tht.cn

- FINANCIAL TABLES FOLLOW -

THT Heat Transfer Technology, Inc.
Consolidated Balance Sheets
As of June 30, 2014 and December 31, 2013
(Stated in thousands of US Dollars)

	June 30, 2014	December 31, 2013
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	2,384	9,082
Restricted cash	609	1, 452
Accounts receivable, net	43,381	44,316
Inventories, net	23,350	25,304
Other current assets	21,216	16,621
Total current assets	90,940	96,775
Restricted cash, non-current	289	276
Long-term accounts receivable	1,094	2,209
Other non-current assets	13,791	13,562
Total assets	106,114	112,822
Liabilities
Current liabilities
Short-term bank loans	7,797	16,038
Other current liabilities	33,379	32,825
Total current liabilities	41,176	48,863
Long-term loan	569	573
Total liabilities	41,745	49,436
Total shareholders' equity	64,369	63,386
Noncontrolling interests	-	-
Total liabilities and equity	106,114	112,822

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Income
(Stated in thousands of US Dollars, except number of shares and per share data)
	Three months ended June 30,
	2014	2013
Sales revenue	12,709	10,912
Cost of sales	(7,945)	(6900)
Gross profit	4,764	4,012
Operating expenses
Administrative expenses	1,481	1,474
Research and development expenses	1,341	425
Selling expenses	1,130	1,455
Total operating expenses	3,952	3,354
Operating income	812	658
Interest income	2	5
Other income	175	162
Financial costs	(48)	(217)
Income before income taxes	941	608
Income taxes	(13)	(223)
Net income before noncontrolling interests	928	385
Net (loss) income attributable to noncontrolling interest	-	(31)
Net income attributable to the equity stockholders	928	354
Earnings per share attributable to THT Heat Transfer Technology Inc. common stockholders	$0.05	$0.02
Weighted average number of shares outstanding
- Basic and diluted	20,453,500	20,453,500

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Cash Flows
For the six months ended June 30, 2014 and 2013
(Stated in thousands of US Dollars)
	Six months ended June 30
	2014	2013
Net cash provided by (used in) operating activities	1,594	(4,499)
Net cash provided by investing activities	583	60
Net cash used in financing activities	(8,876)	(4,328)
Effect of exchange rate changes on cash and cash equivalents	1	102
Net decrease in cash and cash equivalents	(6,698)	(8,665)
Cash and cash equivalents at beginning of the period	9,082	10,703
Cash and cash equivalents at end of the period	2,384	2,038